                                                                     Exhibit 4.4

                                TRUST AGREEMENT
                                    between

             MERRILL LYNCH TRUST COMPANY OF TEXAS, as the Trustee
                                      and
                PENNZOIL-QUAKER STATE COMPANY, as the Employer



     Trust Agreement entered into as of November 2, 1998 by and between the above-named employer (the "Employer") and Merrill Lynch Trust Company of Texas, a Texas corporation (the "Trustee"), with respect to a trust ("Trust") forming part of the Pennzoil-Quaker State Company Savings & Investment Plan (the "Plan").

     The Employer and the Trustee hereby agree as follows:


                                   ARTICLE I

                        STATUS OF TRUST AND APPOINTMENT
                           AND ACCEPTANCE OF TRUSTEE

     1.01 STATUS OF TRUST. The Trust is intended to be a qualified trust under section 401(a) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and exempt from taxation pursuant to section 501(a) of the Code.

     1.02 APPOINTMENT OF TRUSTEE. The Employer represents that all necessary action has been taken for the appointment of the Trustee as trustee of the Trust and that the Trust Agreement constitutes a legal, valid and binding obligation of the Employer.

     1.03 ACCEPTANCE OF APPOINTMENT. The Trustee accepts its appointment as trustee of the Trust.

     1.04 TITLE OF TRUST. The Trust shall be known as the Pennzoil-Quaker State Company Savings & Investment Plan Trust.

     1.05 EFFECTIVENESS. This Trust Agreement shall not become effective until executed and delivered by both the Employer and the Trustee.


                                   ARTICLE II

                   ADMINISTRATIVE AND INVESTMENT FIDUCIARIES

     2.01 NAMED ADMINISTRATIVE AND INVESTMENT FIDUCIARIES. For purposes of this Trust Agreement, the term "Named Administrative Fiduciary" refers to the person named or provided for in the Plan as responsible for the administration and operation of the Plan, and the term "Named Investment Fiduciary" refers to the person provided for in the Plan as responsible for the investment and management of Plan assets to the extent provided for in this Trust

Agreement. The Named Administrative Fiduciary and the Named Investment Fiduciary may be the same person. If any such person is not named or provided for in the Plan, or if so named or provided for, is not then serving, the Employer shall be the Named Administrative Fiduciary or the Named Investment Fiduciary or both, as the case may be.

     2.02 IDENTIFICATION OF NAMED FIDUCIARIES AND DESIGNEES. The Named Administrative Fiduciary and the Named Investment Fiduciary under the Plan shall each be identified to the Trustee in writing by the Employer, and specimen signatures of each, or of each member thereof, as appropriate, shall be provided to the Trustee by the Employer. The Employer shall promptly give written notice to the Trustee of a change in the identity either of the Named Administrative Fiduciary or the Named Investment Fiduciary, or any member thereof, as appropriate, and until such notice is received by the Trustee, the Trustee shall be fully protected in assuming that the identity of the Named Administrative Fiduciary or Named Investment Fiduciary, and the members thereof, as appropriate, is unchanged. Each person authorized in accordance with the Plan to give a direction to the Trustee on behalf of the Named Administrative Fiduciary or the Named Investment Fiduciary shall be identified to the Trustee by written notice from the Employer or the Named Administrative Fiduciary or the Named Investment Fiduciary, as the case may be, and such notice shall contain a specimen of the signature. The Trustee shall be entitled to rely upon each such written notice as evidence of the identity and authority of the persons appointed until a written cancellation of the appointment, or the written appointment of a successor, is received by the Trustee from the Employer, the Named Administrative Fiduciary or the Named Investment Fiduciary, as the case may be.

                                  ARTICLE III

                            RECEIPTS AND TRUST FUND

     3.01 RECEIPT BY TRUSTEE. The Trustee shall receive in cash or other assets acceptable to the Trustee all contributions paid or delivered to it which are allocable under the Plan and to the Trust and all transfers paid or delivered under the Plan to the Trust from a predecessor trustee or another trust (including a trust forming part of another plan qualified under section 401(a) of the Code), provided that the Trustee shall not be obligated to receive any such contribution or transfer unless prior thereto or coincident therewith, as the Trustee may specify, the Trustee has received such reconciliation, allocation, investment or other information concerning, or such direction, instruction or representation with respect to, the contribution or transfer or the source thereof as the Trustee may require. The Trustee shall have no duty or authority to (a) require any contributions or transfers to be made under the Plan or to the Trustee, (b) compute any amount to be contributed or transferred under the Plan to the Trustee, or (c) determine whether amounts received by the Trustee comply with the Plan.

     3.02 TRUST FUND. For purposes of this Trust Agreement, the "Trust Fund" consists of all money and other property received by the Trustee pursuant to
Section 3.01 hereof, increased by any income or gains on or increment in such assets and decreased by any investment loss or expense, benefit or disbursement paid pursuant to this Trust Agreement. The Trustee shall hold the Trust Fund, without distinction between principal and income, as a nondiscretionary trustee pursuant to the terms of this Trust Agreement. Assets of the Trust may, in the Trustee's discretion, be held in an account maintained with an affiliate of the Trustee.

     3.03 ADDITIONAL TRUST FUND. Notwithstanding any other provision of this Trust Agreement, to the extent that assets of the Plan are held in trust by a trustee other than the Trustee (such other trustee to be referred to as a "Second Trustee"), the Employer shall have created two trust funds under the Plan. The appointment of a Second Trustee shall be deemed a representation by the Employer that the Plan contains all appropriate provisions relating to the Second Trustee. The Trustee (i) shall discharge its duties and responsibilities hereunder solely with respect to those assets delivered into its possession,
(ii) shall have no duties, responsibilities or obligations with respect to assets held in trust by the Second Trustee unless and until such assets are delivered to the Trustee and (iii) except as otherwise required under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), shall have no liability or responsibility for the acts or omissions of the Second Trustee. To the extent that assets of the Plan are held in trust by multiple trustees other than the Trustee, the foregoing shall apply to each such other trustee.


                                   ARTICLE IV

                      PAYMENTS, ADMINISTRATIVE DIRECTIONS
                                  AND EXPENSES

     4.01 PAYMENTS BY TRUSTEE. Payments of money or property from the Trust Fund shall be made by the Trustee upon direction from the Named Administrative Fiduciary or its designee. Payments by the Trustee shall be transmitted to the Named Administrative Fiduciary or its designee for delivery to the proper payees or to payee addresses supplied by the Named Administrative Fiduciary or its designee, and the Trustee's obligation to make such payments shall be satisfied upon such transmittal. The Trustee shall have no obligation to determine the identity of persons entitled to payments under the Plan or their addresses.

     4.02 NAMED ADMINISTRATIVE FIDUCIARY'S DIRECTIONS. Directions from or on behalf of the Named Administrative Fiduciary or its designee shall be communicated to the Trustee or the Trustee's designee only in a manner and in accordance with procedures acceptable to the Trustee. The Trustee's designee shall not, however, be empowered to implement any such directions except in accordance with procedures acceptable to the Trustee. The Trustee shall have no liability for following any such directions or failing to act in the absence of any such directions. The Trustee shall have no liability for the acts or omissions of any person making or failing to make any direction under the Plan or this Trust Agreement nor any duty or obligation to review any such direction, act or omission.

     4.03 DISPUTED PAYMENTS. If a dispute arises over the propriety of the Trustee making any payment from the Trust Fund, the Trustee may withhold the payment until the dispute has been resolved by a court of competent jurisdiction or settled by the parties to the dispute. The Trustee may consult legal counsel and shall be fully protected in acting upon the advice of counsel.

     4.04 TRUSTEE'S COMPENSATION AND EXPENSES. The Employer shall (a) pay the Trustee compensation as agreed upon grom time to time by the Employer and the Trustee and (b) pay or reimburse the Trustee for all expenses incurred by the Trustee in connection with or relating to the performance of its duties under this Trust Agreement or its status as Trustee, including reasonable attorneys' fees. If the Employer so elects, such compensation and expenses may be prorated among the employers who may adopt the Plan and Trust Agreement or disbursed from the Trust Fund. Until paid by the Employer or charged against and withdrawn from the Trust Fund, as the case may be, the Trustee's compensation and expenses shall constitute a lien upon the Trust Fund.

     By signing this Trust Agreement, the Employer authorizes the Trustee and/or its affiliates to receive payments from certain mutual funds (and/or collective trusts) for which no affiliate of the Trustee acts as investment manager or adviser (or from the principal distributors and/or advisors of those funds or trusts), in connection with the performance of reasonable and necessary services (including recordkeeping, subaccounting, account maintenance, administrative and other shareholder services). Because different mutual funds (or collective trusts) may be subject to different fee arrangements, the Employer should contact the Trustee or its designee to obtain further details on any specific fee arrangements that may be applicable to investments under the Plan.

     4.05 TAXES. The Trustee is authorized, with or without direction from the Named Administrative Fiduciary or any other person, to withdraw from the Trust Fund and pay any federal, state or local taxes, charges or assessments of any kind levied or assessed against the Trust or assets thereof. Until paid, such taxes shall be a lien against the Trust Fund. The Trustee shall give notice to the Named Administrative Fiduciary of its receipt of a demand for any such taxes, charges or assessments. The Trustee shall not be personally liable for any such taxes, charges or assessments.

     4.06 EXPENSES OF ADMINISTRATION. Expenses incurred by the Employer, the Named Administrative Fiduciary, the Named Investment Fiduciary, any Investment Manager designated pursuant to Section 5.02 or any other persons designated to act on behalf of the Employer, the Named Administrative Fiduciary or the Named Investment Fiduciary, including reimbursement for expenses incurred in the performance of their respective duties, shall be the obligation of the Employer or other person specified in the Plan. Such expenses, however, may be paid from the Trust Fund upon the written direction to the Trustee of the Named Administrative Fiduciary.

     4.07 RESTRICTION ON ALIENATION. Except as provided in Section 4.08 or under section 401(a)(13) of the Code, the interest of any Plan participant or beneficiary in the Trust Fund shall not be subject to the claims of such person's creditors and may not be assigned, sold, transferred, alienated or encumbered. Any attempt to do so shall be void; and the Trustee shall disregard any attempt. Trust assets shall not in any manner be liable for or subject to debts, contracts, liabilities, engagement or torts of any Plan participant or beneficiary, and benefits shall not be considered an asset of any such a person in the event of the person's insolvency or bankruptcy.

     4.08 PAYMENT ON COURT ORDER. The Trustee is authorized to make any payments directed by court order in any action in which the Trustee is a party or pursuant to a "qualified domestic relations order" under section 414(p) of the Code; provided that the Trustee shall not make such payment if the Trustee is indemnified and held harmless by the Employer in a manner satisfactory to the Trustee against all consequences of such failure to pay. The Trustee is not obligated to defend actions in which the Trustee is named but shall notify the Employer or Named Administrative Fiduciary of any such action and may tender defense of the action to the Employer, the Named Administrative Fiduciary or the participant or beneficiary whose interest is affected. The Trustee may in its discretion defend any action in which the Trustee is named and any expenses, including reasonable attorneys' fees, incurred by the Trustee in that connection shall be paid or reimbursed in accordance with Section 4.04 hereof.


                                   ARTICLE V

                                  INVESTMENTS

     5.01 INVESTMENT MANAGEMENT. The Named Investment Fiduciary shall manage the investment of the Trust Fund except insofar as (a) a person (an "Investment Manager") who meets the requirements of section 3(38) of ERISA has authority to manage Trust assets as referred to in Section 5.02 hereof or (b) the Plan provides for participant or beneficiary direction of the investment of assets allocable under the Plan to the accounts of such participants and beneficiaries. In the latter situation, a list of the participants and beneficiaries and such information concerning them as the Trustee may specify shall be provided by the Employer or the Named Administrative Fiduciary to the Trustee and/or such person(s) as are necessary for the implementation of the directions in accordance with the procedure acceptable to the Trustee. Except as required by ERISA, the Trustee shall invest the Trust Fund as directed by the Named Investment Fiduciary, an Investment Manager or a Plan participant or beneficiary, as the case may be, and the Trustee shall have no discretionary control over, nor any other discretion regarding, the investment or reinvestment of any asset of the Trust. The Trustee may limit the categories of assets in which the Trust Fund may be invested.

     It is understood that the Trustee may, from time to time, have on hand funds which are received as contributions or transfers to the Trust which are awaiting investment or funds from the sale of Trust assets which are awaiting reinvestment. Absent receipt by the Trustee of a direction from the proper person for the investment or reinvestment of such funds or otherwise prior to the application of funds in implementation of such a direction, the Trustee shall in accordance with the Trustee's normal procedures in this regard cause such funds to be invested in shares of the money market fund acceptable to the Trustee as the Employer or Named Investment Fiduciary may in writing to the Trustee specify for this purpose from time to time. Any such fund may be sponsored, managed or distributed by an affiliate of the Trustee. The Employer or the Named Investment Fiduciary, as the case may be, hereby acknowledges that prior to any such specification it has read or will have read the then current prospectus for the specified fund.

     5.02 INVESTMENT MANAGERS. The Employer or the Named Investment Fiduciary may appoint one or more Investment Managers, who may be an affiliate of the Trustee, to direct the Trustee in the investment of all or a specified portion of the assets of the Trust. Any such Investment Manager shall be directed by the Employer or the Named Investment Fiduciary, as the case may be, to act in accordance with the procedures referred to in Section 5.04. The Named Investment Fiduciary shall notify the Trustee in writing before the effectiveness of the appointment or removal of any Investment Manager.

     If there is more than one Investment Manager whose appointment is effective under the Plan at any one time, the Trustee shall, upon written instructions from the Employer or the Named Investment Fiduciary, establish separate funds for control by each such Investment

Manager. The funds shall consist of those Trust assets designated by the Employer or the Named Investment Fiduciary.

     5.03  DIRECTION OF VOTING AND OTHER RIGHTS.

     (a) With respect to the voting and other rights involving securities other than Pennzoil-Quaker State Stock, the Trustee shall act as directed by the Named Investment Fiduciary, except that, when an Investment Manager shall be managing Trust assets as provided in Section 5.01, the Investment Manager shall exercise all voting rights thereto. If the Trustee does not receive timely instruction from the Named Investment Fiduciary, the Trustee shall not vote any shares as to which no direction has been furnished; provided, however, that in the case of non-routine items (as defined in Section 5.03(c) and hereinafter referred to as "Non-Routine Items"), if the Trustee does not receive timely instruction from the Named Investment Fiduciary, the Trustee may take the actions described in subsection (b)(2)(ii) below.

     (b) With respect to the Pennzoil Company Stock Fund, each participant (or beneficiary of a deceased participant) is, for purposes of this Section 5.03, hereby designated as a "named fiduciary" (within the meaning of Section 403(a)(1) of ERISA) with respect to the shares of Pennzoil-Quaker State Stock allocated to his account, and each participant (or beneficiary of a deceased participant) shall have the right to direct the Trustee with respect to the vote of the shares of Pennzoil-Quaker State Stock allocated to his account on each matter brought before any meeting of the stockholders of the Employee or with respect to any tender offer or exchange offer (as described below). Before each such meeting of stockholders, or in the event of a tender offer or exchange offer, as the case may be, the Employer shall cause to be furnished to each participant (or beneficiary), as applicable, a copy of the proxy solicitation material, together with a form requesting confidential directions to the Trustee on how such hares of Pennzoil-Quaker State Stock allocated to such participant's (or beneficiary's) account shall be voted on each such matter, or a copy of such information as will be distributed to stockholders of the Employer in connection with such tender offer or exchange offer. Upon timely receipt of instructions from the participants (or beneficiaries), the Trustee shall respond as instructed with respect to shares of Pennzoil-Quaker State Stock allocated to such participant's (or beneficiary's) account. The instructions received by the Trustee from participants (or beneficiaries) shall be held by the Trustee in confidence and shall not be divulged or released to any person, including the Named Investment Fiduciary, the Named Administrative Fiduciary, officers or employees of the Employer or Affiliate (as defined in the Plan). If the Trustee shall not receive timely instruction from a participant, the Trustee shall act as follows:

       (1) With respect to voting as to any matters other than Non-Routine items, the Trustee shall vote shares of Pennzoil-Quaker State Stock as directed by the Named Investment Fiduciary.

       (2) With respect to voting as to Non-Routine Items and any tender or exchange offer, including but not limited to a tender offer or exchange offer within the meaning of the Securities Exchange Act of 1934, the Trustee may either (i) refuse to vote, tender, or exchange any shares of Pennzoil-Quaker State Stock with respect to which a participant has the right of direction or (ii) at the cost of the Employer, obtain advice from a bank, insurance company, investment adviser or other investment professional or retain an Investment Manager with full discretion to make the decision.

     (c) A voting item is considered a Non-Routine Item when the matter to be voted upon is a merger, consolidation or any other matter which may affect substantially the rights or privileges of Pennzoil-Quaker State Stock. Without limiting the foregoing, a voting item is considered a Non-Routine Item when the matter to be voted upon:

          (1) is not submitted to stockholders by means of a proxy statement comparable to that specified in Schedule 14A promulgated by the Securities and Exchange Commission;

          (2) is the subject of a counter-solicitation (i.e., a proxy contest):

          (3) relates to a merger or consolidation (except a merger with a wholly-owned subsidiary, provided stockholders dissenting do not have rights of appraisal);

          (4)  involves rights of appraisal;

          (5) authorizes mortgaging of property;

          (6) authorizes or creates indebtedness or increases the authorized amount of indebtedness;

          (7) authorizes or creates a preferred stock or increases the authorized amount of an existing preferred stock;

          (8) alters the terms or conditions of existing stock or indebtedness;

          (9) involves waiver or modification of preemptive rights (except when the proposal is to waive such rights with respect to shares being offered pursuant to stock options or purchase plans involving the additional issuance of not more than five percent (5%) of the company's outstanding common shares);

          (10) changes existing quorum requirements with respect to stockholder meetings;

          (11) alters voting provisions or the proportionate voting power of stock, or the number of its votes per share (except where cumulative voting provisions govern the number of votes per share for election of directors and the proposal involves a change in the number of its directors by not more than ten percent (10%) or not more than one);

          (12) authorizes issuances of stock, or options to purchase stock, to directors, officers, or employees in an amount which exceeds five percent (5%) of the total amount of the class outstanding;

          (13) authorizes (i) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than ten percent (10%) of average annual income before taxes for the preceding five years, or (ii) the amendment of an existing plan which would bring its cost above ten percent (10%) of such average annual income before taxes, except where the authorization is for (a) retirement plans based on agreement or negotiations with labor unions (or which have been or are to be approved by such unions), or (b) any related retirement plan for benefit of non-union employees having terms substantially equivalent to the terms of such union-negotiated plan, which is submitted for action of stockholders concurrently with such union-negotiated plan;

          (14) changes the purposes or powers of a company to an extent which would permit it to change to a materially different line of business and it is the company's stated intention to make such a change;

          (15) authorizes the acquisition of property, assets or a company, where the consideration to be given has a fair value approximately 20 percent or ore of the market value of the previously outstanding shares;

          (16) authorizes the sale or other disposition of assets or earning power approximating 20 percent or more of those existing prior to the transaction;

          (17) authorizes a transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest; or

          (18) reduces earned surplus by 51 percent or more, or reduces earned surplus to an amount less than the aggregate of three years' common stock dividends computed at the current dividend rate.

     The Named Investment Fiduciary shall notify the Trustee when a voting item is considered to be a Non-Routine Item pursuant to this Section 5.03. Except as required by ERISA, the Trustee shall follow all directions in this Section 5.03 and shall have no other duty to exercise voting or other rights relating to any security or other assets.

     5.04 INVESTMENT DIRECTIONS. Directions for the investment or reinvestment of Trust assets or directions of a type referred to in Section 5.03 from the Employer, the Named Investment Fiduciary, an Investment Manager or a Plan participant or beneficiary, as the case may be, shall, in a manner and in accordance with procedures acceptable to the Trustee, be communicated to and implemented by, as the case may be, the Trustee, the Trustee's designee or, with the Trustee's consent, the broker/dealer designated for the purpose by the Employer or the Named Investment Fiduciary. Communication of any such direction to such a designee or broker/dealer shall conclusively be deemed an authorization to the designee or broker/dealer to implement the direction even though coming from a person other than the Trustee. The Trustee shall have no liability for its or any other person's following such directions or failing to act in the absence of any such directions. The Trustee shall have no liability for the acts or omissions of any person directing the investment or reinvestment of Trust Fund assets or making or failing to make any direction referred to in
Section 5.03. Neither shall the Trustee have any duty or obligation to review any such investment or other direction, act or omission or, except upon receipt of a proper direction, to invest or otherwise manage any asset of the Trust which is subject to the control of any such person or to exercise any voting or other right referred to in Section 5.03.

     5.05 COMMUNICATION OF PROXY AND OTHER MATERIALS. The Employer or Named Administrative Fiduciary shall establish a procedure acceptable to the Trustee for the timely dissemination to each person entitled to direct the Trustee or its designee as to a voting or other decision called for thereby or referred to therein of all proxy and other materials bearing on the decision. In the case of Employer Securities, at such time as proxy or other materials bearing thereon are disseminated generally to owners of Employer Securities in accordance with applicable law, the Employer shall cause a copy of such proxy or other materials to be delivered directly to the Trustee and, thereafter, shall promptly deliver to the Trustee such number of additional copies of the proxy or other materials as the Trustee may request.

     5.06 COMMON AND COLLECTIVE TRUST FUNDS. Any person authorized to direct the investment of Trust assets may, if the Trustee and the Named Investment Fiduciary so permit, direct the Trustee to invest such assets in a common or collective trust maintained by the Trustee or its affiliate for the investment of assets of qualified trusts under section 401(a) of the Code, individual retirement accounts under section 408(a) of the Code and plans of governmental units described in section 818(a)(6) of the Code. The documents governing any such common or collective trust fund maintained by the Trustee or its affiliate, and in which Trust assets have been invested, are hereby incorporated into this Trust Agreement by reference.


                                   ARTICLE VI

                         RESPONSIBILITIES AND INDEMNITY

     6.01 RELATIONSHIP OF FIDUCIARIES. Each fiduciary of the Plan and the Trust shall be solely responsible for its own acts or omissions. The Trustee shall have no duty to question any other Plan fiduciary's performance of fiduciary duties allocated to such other fiduciary pursuant to the Plan. The Trustee shall not be responsible for the breach of responsibility by any other Plan fiduciary except as required under ERISA.

     6.02 BENEFIT OF PARTICIPANTS. Each fiduciary shall, within the meaning of the Code and ERISA, discharge its duties with respect to the Trust solely in the interest of participants in the Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan.

     6.03 STATUS OF TRUSTEE. The Trustee acknowledges its status as a "fiduciary" of the Plan within the meaning of ERISA.

     6.04 LOCATION OF INDICIA OF OWNERSHIP. Except as permitted by ERISA, the Trustee shall not maintain the indicia of ownership of any assets of the Trust outside the jurisdiction of the district courts of the United States.

     6.05 TRUSTEE'S RELIANCE. The Trustee shall have no duty to inquire whether directions by the Employer, the Named Administrative Fiduciary, the Named Investment Fiduciary or any other person conform to the Plan, and the Trustee shall be fully protected in relying on any such direction communicated in accordance with procedures acceptable to the Trustee from any person who the Trustee reasonably believes is a proper person to give the direction. The Trustee shall have no liability to any participant, any beneficiary or any other person for payments made, any failure to make payments, or any discontinuance of payments, on direction of the Named Administrative Fiduciary, the Named Investment Fiduciary or any designee of either of them or for any failure to make payments in the absence of directions from the Named Administrative Fiduciary or any person responsible for or purporting to be responsible for directing the investment of Trust assets. The Trustee shall have no obligation to request proper directions from any person. The Trustee may request instructions from the Named Administrative Fiduciary or the Named Investment Fiduciary and shall have no duty to act or liability for failure to act if such instructions are not forthcoming. The Trustee shall have no responsibility to determine whether the Trust Fund is sufficient to meet the liabilities under the Plan, and shall not be liable for payments or Plan liabilities in excess of the Trust Fund.

     6.06 INDEMNIFICATION. The Employer hereby indemnifies the Trustee against, and shall hold the Trustee harmless from, any and all loss, claims, liability, and expense, including reasonable attorneys' fees, imposed upon the Trustee or incurred by the Trustee as a result of any acts taken, or any failure to act, in accordance with the directions from the Named Administrative Fiduciary, Named Investment Fiduciary, Investment Manager or any other person specified in
Article IV or V hereof, or any designee of any such person, or by reason of the Trustee's good faith execution of its duties with respect to the Trust, including, but not limited to, its holding of assets of the Trust as provided for in Section 3.02,other than any loss, claim, liability or expense arising out of the Trustee's negligence or willful misconduct.

     6.07 PROTECTION OF DESIGNEES. To the extent that any designee of the Trustee is performing a function of the Trustee under this Trust Agreement, the designee shall have the benefit of all of the applicable limitations on the scope of the Trustee's duties and liabilities, all applicable rights of indemnification granted hereunder to the Trustee and all other applicable protections of any nature afforded to the Trustee.


                                  ARTICLE VII

                               POWERS OF TRUSTEE

     7.01 NONDISCRETIONARY INVESTMENT POWERS. At the direction of the person authorized to direct such action as referred to in Article V hereof, but limited to those assets or categories of assets acceptable to the Trustee as referred to in Section 5.01, the Trustee, or the Trustee's designee or a broker/dealer as referred to in Section 5.04, is authorized and empowered:

     (a) To invest and reinvest the Trust Fund, together with the income therefrom, in common stock, preferred stock, convertible preferred stock, bonds, debentures, convertible debentures and bonds, mortgages, notes, commercial paper and other evidences of indebtedness (including those issued by the Trustee), shares of mutual funds (which funds may be sponsored, managed or offered by an affiliate of the Trustee), guaranteed investment contracts, bank investment contracts, other securities, policies of life insurance, annuity contracts, options, options to buy or sell securities or other assets, and all other property of any type (personal, real or mixed, and tangible or intangible);

     (b) To deposit or invest all or any part of the assets of the Trust in savings accounts or certificates of deposit or other deposits in a bank or savings and loan association or other depository institution, including the Trustee or any of its affiliates; provided that, with respect to such deposits with the Trustee or an affiliate, the deposits bear a reasonable interest rate;

     (c) To hold, manage, improve, repair and control all property, real or personal, forming part of the Trust Fund; to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time;

     (d) To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums deemed by the Trustee necessary for the protection of the Trust Fund; to vote any corporate stock either in person or by proxy, with or without power of substitution, for any purpose; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations, and in connection therewith to deposit securities with or transfer title to any protective or other committee; to exercise or sell stock subscriptions or conversion rights; and, regardless of any limitation elsewhere in this instrument relative to investments by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;

     (e) Subject to Section 5.01 hereof, to hold in cash such portion of the Trust Fund which it is directed to so hold pending investments, or payment of expenses, or the distribution of benefits;

     (f) To take such actions as may be necessary or desirable to protect the Trust from loss due to the default on mortgages held in the Trust including the appointment of agents or trustees in such other jurisdictions as may seem desirable, to transfer property to such agents or trustees, to grant to such agents such powers as are necessary or desirable to protect the Trust Fund, to direct such agent or trustee, or to delegate such power to direct, and to remove such agent or trustee;

     (g) To settle, compromise or abandon all claims and demands in favor of or against the Trust Fund;

     (h) To invest in any common or collective trust fund of the type referred to in Section 5.06 hereof maintained by the Trustee or its affiliate;

     (i) To exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the state in which the Trustee is incorporated as set forth above, so that the powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

     (j) To borrow money from any source and to execute promissory notes, mortgages or other obligations and to pledge or mortgage any trust assets as security, subject to applicable requirements of the Code and ERISA; and

     (k) To maintain accounts at, execute transactions through, and lend on an adequately secured basis stocks, bonds or other securities to, any brokerage or other firm, including any firm which is an affiliate of the Trustee.

     7.02 ADDITIONAL POWERS OF TRUSTEE. To the extent necessary or which it deems appropriate to implement its powers under Section 7.01 or otherwise to fulfill any of its duties and responsibilities as trustee of the Trust Fund, the Trustee shall have the following additional powers and authority:

     (a) to register securities, or any other property, in its name or in the name of any nominee, including the name of any affiliate or the nominee name designated by any affiliate, with or without indication of the capacity in which property shall be held, or to hold securities in bearer form and to deposit any securities or other property in a depository or clearing corporation;

     (b) to designate and engage the services of, and to delegate powers and responsibilities to, such agents, representatives, advisers, counsel and accountants as the Trustee considers necessary or appropriate, any of whom may be an affiliate of the Trustee or a person who renders services to such an affiliate, and, as a part of its expenses under this Trust Agreement, to pay their reasonable expenses and compensation;

     (c) to make, execute and deliver, as Trustee, any and all deeds, leases, mortgages, conveyances, waivers, releases or other instruments in writing necessary or appropriate for the accomplishment of any of the powers listed in this Trust Agreement; and

     (d) generally to do all other acts which the Trustee deems necessary or appropriate for the protection of the Trust Fund.


                                  ARTICLE VIII

                      RECORDS, ACCOUNTINGS AND VALUATIONS

     8.01 RECORDS. The Trustee shall maintain or cause to be maintained accurate records and accounts of all Trust transactions and assets. The records and accounts shall be available at reasonable times during normal business hours for inspection or audit by the Named Administrative Fiduciary and the Named Investment Fiduciary or any person designated for the purpose by either of them.

     8.02 ACCOUNTINGS. Within 90 days following the close of each fiscal year of the Plan or the effective date of the removal or resignation of the Trustee, the Trustee shall file with the Named Administrative Fiduciary a written accounting setting forth all transactions since the end of the period covered by the last previous accounting. The accounting shall include a listing of the assets of the Trust showing the value of such assets at the close of the period covered by the accounting. On direction of the Named Administrative Fiduciary, and if previously agreed to by the Trustee, the Trustee shall submit to the Named Administrative Fiduciary interim valuations, reports or other information pertaining to the Trust.

     The Named Administrative Fiduciary may approve the accounting by written approval delivered to the Trustee or by failure to deliver written objections to the Trustee within 60 days after receipt of the accounting. Any such approval shall be binding on the Employer, the Named Administrative Fiduciary, the Named Investment Fiduciary and, to the extent permitted by ERISA, all other persons.

     8.03 VALUATION. The assets of the Trust shall be valued as of each valuation date under the Plan at fair market value as determined by the Trustee based upon such sources of information as it may deem reliable, including, but not limited to, stock market quotations, statistical evaluation services, newspapers of general circulation, financial publications, advice from investment counselors or brokerage firms, or any combination of sources. The reasonable costs incurred in establishing values of the Trust Fund shall be a charge against the Trust Fund, unless paid by the Employer.

     When the Trustee is unable to arrive at a value based upon information from independent sources, it may rely upon information from the Employer, Named Administrative Fiduciary, Named Investment Fiduciary, appraisers, or other sources, and shall not incur any liability for inaccurate valuation based in good faith upon such information.

     8.04 LOANS. In the event that participant loans are available under the Plan, the Trustee shall reflect one aggregate balance for participant loans under the Plan and shall reflect changes thereto only as directed by the Employer or Named Administrative Fiduciary. The Trustee has no responsibility with respect to maintenance of promissory notes or monitoring of loan amortization schedules.


                                   ARTICLE IX

                       RESIGNATION AND REMOVAL OF TRUSTEE

     9.01 RESIGNATION. The Trustee may resign at any time upon at least 30 days' written notice to the Employer.

     9.02 REMOVAL. The Employer may remove the Trustee upon at least 30 days' written notice to the Trustee.

     9.03 APPOINTMENT OF A SUCCESSOR. Upon resignation or removal of the Trustee, the Employer shall appoint a successor trustee. Upon failure of the Employer to appoint, or the failure of the effectiveness of the appointment by the Employer of, a successor trustee by the effective date of the resignation or removal, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor.

     Promptly after receipt by the Trustee of notice of the effectiveness of the appointment of the successor trustee, the Trustee shall deliver to the successor trustee such records as may be reasonably requested to enable the successor trustee to properly administer the Trust Fund and all property of the Trust after deducting therefrom such amounts as the Trustee deems necessary to provide for expenses, taxes, compensation or other amounts due to or by the Trustee pursuant to Sections 4.04 or 5.03 hereof not paid by the Employer prior to the delivery.

     9.04 SETTLEMENT OF ACCOUNT. Upon resignation or removal of the Trustee, the Trustee shall have the right to a settlement of its account, which settlement shall be made, at the Trustee's option, either by an agreement of settlement between the Trustee and the Employer or by a judicial settlement in an action instituted by the Trustee.

     9.05 EXPENSES AND COMPENSATION. The Trustee shall not be obligated to transfer Trust assets until the Trustee is provided assurance by the Employer satisfactory to the Trustee that all fees and expenses reasonably anticipated will be paid.

     9.06 TERMINATION OF RESPONSIBILITY AND LIABILITY. Upon settlement of the account and transfer of the Trust Fund to the successor trustee, all rights and privileges under this Trust Agreement shall vest in the successor trustee and all responsibility and liability of the Trustee with respect to the Trust and assets thereof shall, except as otherwise required by ERISA, terminate subject only to the requirement that the Trustee execute all necessary documents to transfer the Trust assets to the successor trustee.


                                   ARTICLE X

                           AMENDMENT AND TERMINATION

     10.01 AMENDMENT. The Employer reserves the right to amend this Trust Agreement, provided that no amendment of this Trust Agreement or the Plan shall be effective which would (a) cause any assets of the Trust Fund to be used for, or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries other than an amendment permissible under the Code and ERISA, or (b) affect the rights, duties, responsibilities, obligations or liabilities of the Trustee without the Trustee's written consent. The Employer shall amend this Trust Agreement as requested by the Trustee to reflect changes in law which counsel for the Trustee advises the Trustee require such changes. Amendments to the Trust Agreement or a certified copy of the amendments shall be delivered to the Trustee promptly after adoption, and if practicable under the circumstances, any proposed amendment under consideration by the Employer shall be communicated to the Trustee to permit the Trustee to review and comment thereon in due course before the Employer acts on the proposed amendment.

     10.02 TERMINATION. The Trust may be terminated by the Employer upon at least 60 days' written notice to the Trustee. Upon such termination, and subject to Section 11.01 hereof, the Trust Fund shall be distributed as directed by the Named Administrative Fiduciary.


                                   ARTICLE XI

                                 MISCELLANEOUS

     11.01 EXCLUSIVE BENEFIT RULE. Except as provided in Section 11.02, or as otherwise permitted or required by ERISA or the Code, no asset of the Trust shall be used for, or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries or for the reasonable expenses of administering the Plan and Trust until all liabilities for benefits due Plan participants or their beneficiaries have been satisfied.

     11.02 REFUNDS TO EMPLOYER. The Trustee shall, upon the written direction of the Named Administrative Fiduciary which shall include a certification that such action is proper under the Plan, ERISA and the Code specifying any relevant sections thereof, return to the Employer any amount referred to in section 403(c)(2) of ERISA.

     11.03 AUTHORIZED ACTION. Any action to be taken under this Trust Agreement by an Employer or other person which is: (a) a corporation shall be taken by the board of directors of the corporation or any person or persons duly empowered by the board of directors to take the action involved, (b) a partnership shall be taken by an authorized general partner of the partnership, and (c) a sole proprietorship by the sole proprietor.

     11.04 TEXT OF PLAN. The Employer represents that, prior to the execution of this Trust Agreement by both parties, it delivered to the Trustee the text of the Plan as in effect as of the date of this Trust Agreement. The Employer shall deliver to the Trustee promptly after adoption thereof a certified copy of any amendment of the Plan.

     11.05 CONFLICT WITH PLAN. The rights, duties, responsibilities, obligations and liabilities of the Trustee are as set forth in this Trust Agreement, and no provision of the Plan or any other document shall be deemed to affect such rights, duties, responsibilities, obligations and liabilities. If there is a conflict between provisions of the Plan and this Trust Agreement with respect to any subject involving the Trustee, including but not limited to the responsibility, authority or powers of the Trustee, the provisions of this Trust Agreement shall be controlling.

     11.06 FAILURE TO MAINTAIN QUALIFICATION. If the Trust fails to qualify as a qualified trust under section 401(a) of the Code, or loses its status as such a qualified trust, the Employer shall immediately so notify the Trustee, and the Trustee shall, without further notice or direction, remove the Trust assets from any common or collective trust fund maintained by the Trustee or its affiliate for investments by qualified trusts.

     11.07 GOVERNING LAW AND CONSTRUCTION. This Trust Agreement and the Trust shall be construed, administered and governed under ERISA and other pertinent federal law, and to the extent that federal law is inapplicable, under the laws of the state of Texas. If any provision of this Trust Agreement is susceptible to more than one interpretation, the interpretation to be given is that which is consistent with the Trust being a qualified trust under section 401(a) of the Code. If any provision of this Trust Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective to the extent possible under the circumstances.

     11.08 SUCCESSORS AND ASSIGNS. This Trust Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     11.09 GENDER. As used in this Trust Agreement, the masculine gender shall include the feminine and the neuter genders and the singular shall include the plural and the plural the singular, as the context requires.

     11.10 HEADINGS. Headings and subheadings in this Trust Agreement are for convenience of reference only and are not to be considered in the construction of the provisions of the Trust Agreement.

     11.11 COUNTERPARTS. This Trust Agreement may be executed in several counterparts, each of which shall be deemed an original, and these counterparts shall constitute one and the same instrument which may be sufficiently evidenced by any one counterpart.

     IN WITNESS WHEREOF, the Employer and the Trustee have executed this Trust Agreement each by action of a duly authorized person.


     MERRILL LYNCH TRUST
     COMPANY OF TEXAS                    PENNZOIL-QUAKER STATE COMPANY


     By: ____________________________    By: _____________________________

     Name: __________________________    Name: ___________________________

     Title: _________________________    Title: __________________________